Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports Second Quarter 2021 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)—July 26, 2021--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended June 30, 2021.

Highlights

•Reported net loss attributable to ACC of $9.4 million or $0.07 per fully diluted share, versus net loss of $13.3 million or $0.10 per fully diluted share in the second quarter 2020.

•Reported FFOM of $58.8 million or $0.42 per fully diluted share, versus $50.9 million or $0.37 per fully diluted share in the second quarter prior year.

•Same store net operating income ("NOI") increased 11.6 percent versus the second quarter 2020. Revenues increased 10.3 percent and operating expenses increased 8.9 percent as compared to the prior year quarter.

•Preleasing for the 2022 same store portfolio for academic year 2021-2022 currently stands at 91.7 percent as of July 23, 2021, as compared to 88.6 percent for the same date prior year.

•Delivered phase four of the ten-phase Flamingo Crossings Village, located near Walt Disney World® Resort in May. With the completion of phase five in July, the company has delivered 4,996 beds on schedule and within budget. Since commencing leasing activities only two months ago, approximately 3,200 residents have occupied Flamingo Crossings Village, with occupancy expected to increase to at least 85 percent this fall.

•Extended the maturity of the unsecured revolving credit facility to May 2025 and demonstrated the company’s commitment to Environmental, Social and Governance (“ESG”) practices by introducing sustainability-linked pricing to the facility, whereby the borrowing rate improves if the company meets certain ESG performance targets.

•Won an industry-leading four Innovator Awards at this year's InterFace Student Housing National Conference, including On-Campus Best New Development; On-Campus Best Public-Private Financing Solution; On-Campus Best Architecture; and On-Campus Best Implementation of Mixed-Use/Live-Learn. Since the inception of the Innovator Awards, ACC and its communities have won an industry-leading total of 43 awards, furthering its best-in-class reputation among colleges, universities and industry partners.

“The positive trends toward normalization continue on all fronts,” said Bill Bayless, American Campus Communities CEO. “We outperformed our operational and financial expectations for the quarter, our Disney College Program housing continues to make great strides in initial occupancy, and our Fall 2021 lease-up moved ahead of the prior year’s pace in early July. Our preleasing velocity is now trending at a level that we believe will result in occupancy and average rental rate gains producing opening rental revenue growth for the 2021-2022 academic year of 5.1 – 7.6 percent. We are pleased to now be able to provide a financial outlook for the full year that includes these positive trends. While the short-term impacts from the COVID pandemic will linger into fall of 2021 at varying degrees geographically, we continue to believe that we will return to our historic range of occupancy for the 2022-2023 academic year, as the long-term fundamentals of our sector are strong and appear to be gaining tailwinds. Specifically, these tailwinds include admission applications at record highs at the four-year public and private universities we serve and target; new supply is continuing to trend downward nationally through the 2022-2023 academic year; universities nationwide are resuming in-person academic and social activities and are reinstating their on-campus housing policies for first-year students in Fall 2021; and university partnership opportunities to modernize on-campus housing are resuming to pre-pandemic levels and beyond. This environment provides the company a unique opportunity for robust internal growth and high-quality external growth, driving meaningful earnings growth and net asset value creation in the years ahead.”

Second Quarter Operating Results

Revenue for the 2021 second quarter totaled $208.5 million, versus $185.5 million in the second quarter 2020, and operating income for the quarter totaled $19.4 million compared to $12.5 million in the prior year second quarter. The increase in revenue and operating income was primarily due to COVID-19 related financial impacts affecting the prior year period, including rent relief, the loss of revenues from summer camps and conferences, increased uncollectible accounts and waived fees. Net loss for the 2021 second quarter totaled $9.4 million, or $0.07 per fully diluted share, compared with net loss of $13.3 million, or $0.10 per fully diluted share for the same quarter in 2020.

FFO for the 2021 second quarter totaled $56.7 million, or $0.41 per fully diluted share, as compared to $50.3 million, or $0.36 per fully diluted share for the same quarter in 2020. FFOM for the 2021 second quarter was $58.8 million, or $0.42 per fully diluted share as compared to $50.9 million, or $0.37 per fully diluted share for the same quarter in 2020. A reconciliation of FFO and FFOM to net income is provided in Table 3.

NOI for same store properties was $103.3 million in the quarter, an increase of 11.6 percent from $92.5 million in the 2020 second quarter. Same store property revenues increased by 10.3 percent and same store property operating expenses increased by 8.9 percent versus the prior year quarter. The increase in same store property operating results is primarily due to the normalization of the company’s operations in 2021, as compared to the prior year quarter, which was significantly impacted by COVID-19, as discussed above. NOI for the total owned portfolio increased 13.3 percent to $103.9 million for the quarter from $91.7 million in the comparable period of 2020. A reconciliation of same store NOI to total NOI is provided in Table 4.
Academic Year 2021-2022 Preleasing Update
Preleasing for the company’s 2022 same store portfolio for academic year 2021-2022 currently stands at 91.7 percent as of July 23, 2021, as compared to 88.6 percent for the same date prior year. The company’s 2021 outlook, which is detailed on page S-16 of the Supplemental Analyst Package, includes opening Fall 2021 occupancy of 92.0 to 94.0 percent and average rental rate growth of 3.0 to 3.5 percent .

“As Bill discussed in his InterFace Student Housing Conference presentation on July 14th, the long-term fundamentals of the student housing sector are strong and full normalization is expected in Fall 2022. With regard to Fall 2021, while we are extremely pleased with the progress we have made, lingering short-term impacts of the COVID pandemic have prohibited a full return to normalcy,” said Jennifer Beese, American Campus Communities COO. “These short-term impacts include:

•current COVID-impacted occupancy in ACC communities is resulting in a lower absolute number of renewal leases for the 2021-2022 academic year, despite renewal percentages being in-line with pre-pandemic ranges;
•universities relaxing their on-campus housing policies in Fall 2020 caused lower on-campus occupancies (we estimate on-campus housing occupancy in our 68 owned markets to have been approximately 67 percent), resulting in a lower number of first-year 2020 on-campus occupants directly transitioning to off-campus housing in Fall 2021;
•geographic differences in university policies and consumer behaviors; and
•continuing COVID-19 related concerns among some students and parents.

Given these lingering impacts, we are very pleased with the student desire to be back in the campus environment, as evidenced by the increasing demand for spring and summer leases at our properties and the meaningful projected rental revenue growth that the Fall 2021 lease-up is anticipated to produce. We remain very optimistic as the trend toward full normalization in Fall 2022 remains on track. With universities resuming their on-campus housing policies, significantly increasing levels of in-person learning and extracurricular events, and most allowing full capacity attendance at fall sporting events, we will once again have the opportunity to implement our exclusive in-person and sports marketing programs as we kick off the 2022 leasing season.”

Portfolio Update
Developments
During the quarter, the company delivered the $84.5 million fourth phase of the ten-phase Flamingo Crossings Village, located near Walt Disney World® Resort. With the completion of phase five in July, the company has delivered 4,996 beds, representing $298.9 million of development on schedule and within budget. Since commencing leasing activities on May 27, approximately 3,200 residents have occupied Flamingo Crossings Village. Based on future onboarding plans and taking into consideration COVID protocols, the company anticipates occupancy to be at least 85 percent of available beds by the fall of 2021.

The company continues construction on the remaining five phases of Flamingo Crossings Village, which are expected to be completed through 2023. Barring unforeseen future impacts related to the COVID-19 pandemic, the company expects the project to meet its original 2022 targeted yield, with full stabilization at the 6.8 percent targeted yield in May 2023, as initially anticipated prior to the pandemic.
Capital Markets
During the quarter, the company renewed its $1.0 billion senior unsecured revolving credit facility. The facility now matures in May 2025 and demonstrates the company’s commitment to ESG with sustainability-linked pricing, whereby the borrowing rate improves if the company meets certain ESG performance targets. The facility also includes two 6-month extension options and an accordion feature that allows the company to expand the facility by up to an additional $500 million, subject to the satisfaction of certain conditions. Borrowing rates float at a margin over LIBOR plus an annual facility fee with spreads reflecting current market terms, which are more favorable than those contained in the prior facility. Both the margin and the facility fee are priced on a grid that is tied to the company’s credit rating. Based on the company’s current Baa2/BBB rating, the annual facility fee is 20 basis points and the LIBOR margin is 85 basis points, a reduction of 15 basis points from previous pricing levels.
At-The-Market (ATM) Share Offering Program
Since the beginning of the second quarter, the company sold 1.2 million shares of common stock under the ATM program at a weighted average price of $49.05 per share, for net proceeds of approximately $58.9 million. The proceeds were primarily used to repay borrowings on the company’s revolving credit facility, which was utilized to fund construction on our high-yielding development pipeline. Total gross proceeds of $59.7 million have been raised under the company’s current ATM program, leaving approximately $440 million of capacity.
COVID-19 Update
The company continues to collaborate in good faith with its university partners and during the quarter refunded $0.7 million of students’ rent for a portion of existing on-campus leases at one university. The company anticipates refunds of $0.7 million in the third quarter and does not expect the need for on-campus refunds to continue into the upcoming 2021-2022 academic year.

The company collected an average of 96.8 percent of rent during the second quarter, representing total delinquency of approximately $5.8 million, which includes approximately $0.3 million in rent relief under the company’s Resident Hardship Program.
2021 Outlook
The company believes that the financial results for the fiscal year ending December 31, 2021 may be affected by, among other factors:

•national and regional economic trends and events;
•the success of our leasing activities for the 2021-2022 academic year, which could be impacted as the COVID-19 pandemic continues to evolve;
•the level of lease terminations, rent refunds, and/or abatements granted to student and commercial tenants;
•economic hardship experienced by student and commercial tenants and its ultimate effect on rent collections and thus the provision for uncollectible accounts;

•canceled or delayed third-party development projects;
•reduced revenues at our third-party managed properties resulting in reduced third-party management fee income;
•the impact of any stimulus payments that may be received by the company, our tenants, and/or our University partners under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and any future similar governmental actions;
•any increase in, or reduction to, operating expenses as a result of COVID-19;
•the amount of leasing and related fees earned for the 2021-2022 and 2022-2023 academic years, which are affected by the timing and velocity of the company’s leasing process;
•the timing and amount of any acquisitions, dispositions or joint venture activity;
•interest rate risk;
•the timing of commencement and completion of construction for owned development projects;
•university enrollment, funding and policy trends;
•the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
•the outcome of legal proceedings arising in the normal course of business; and
•the finalization of property tax rates and assessed values in certain jurisdictions.

Based upon these factors, management anticipates that fiscal year 2021 FFO will be in the range of $1.95 to $2.09 per fully diluted share and FFOM will be in the range of $1.93 to $2.07 per fully diluted share. Additionally, management anticipates that third quarter 2021 FFO will be in the range of $0.32 to $0.36 per fully diluted share and FFOM will be in the range of $0.33 to $0.37 per fully diluted share.

For additional details regarding the company’s outlook, please see pages S-15 and S-16 of the Supplemental Analyst Package 2Q 2021. All guidance is based on the current expectations and judgment of the company’s management team. A reconciliation of the range provided for projected net income to projected FFO and FFOM is included in Table 5.
Supplemental Information and Earnings Conference Call
Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss second quarter results and the 2021 outlook on Tuesday, July 27, 2021 at 10:00 a.m. ET (9:00 a.m. CT). The conference call may be accessed by dialing 888-317-6003 passcode 5977280, or 412-317-6061 for international participants.

To listen to the live webcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. A replay of the conference call will be available beginning one hour after the end of the call until August 10, 2021 by dialing 877-344-7529 or 412-317-0088 conference number 10157764. Additionally, the replay will be available for one year at www.americancampus.com.
Non-GAAP Financial Measures
The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or (“FFOM”), which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes other items, as we determine in good faith, that do not reflect our core operations on a comparative basis. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
The company defines property net operating income (“NOI”) as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities
American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of June 30, 2021, American Campus Communities owned 166 student housing properties containing approximately 111,900 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 205 properties with approximately 141,300 beds. Visit www.americancampus.com.
Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the applicable federal securities law. These statements are based on management’s current expectations and assumptions regarding markets in which American Campus Communities, Inc. (the “Company”) operates, operational strategies, anticipated events and trends, the economy, and other future conditions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward looking-statements include those related to the COVID-19 pandemic, about which there are still many unknowns, including the duration of the pandemic and the extent of its impact, and those discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020 under the heading “Risk Factors” and under the heading “Business - Forward-looking Statements” and subsequent quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statements, including our preleasing activity or expected full year 2021 operating results, whether as a result of new information, future events, or otherwise. The information contained on our website is not a part of this release.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2021	December 31, 2020
	(unaudited)
Assets

Investments in real estate
Owned properties, net	$6,713,823	$6,721,744
On-campus participating properties, net	65,984	69,281
Investments in real estate, net	6,779,807	6,791,025

Cash and cash equivalents	30,283	54,017
Restricted cash	27,476	19,955
Student contracts receivable, net	9,775	11,090
Operating lease right of use assets [1]	457,520	457,573
Other assets [1]	233,580	197,500

Total assets	$7,538,441	$7,531,160

Liabilities and equity

Liabilities
Secured mortgage and bond debt, net	$629,328	$646,827
Unsecured notes, net	2,377,453	2,375,603
Unsecured term loans, net	199,648	199,473
Unsecured revolving credit facility	520,700	371,100
Accounts payable and accrued expenses	69,705	85,070
Operating lease liabilities [2]	495,627	486,631
Other liabilities [2]	144,773	185,352
Total liabilities	4,437,234	4,350,056

Redeemable noncontrolling interests	26,534	24,567

Equity
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,386	1,375
Additional paid in capital	4,515,450	4,472,170
Common stock held in rabbi trust	(4,730)	(3,951)
Accumulated earnings and dividends	(1,457,273)	(1,332,689)
Accumulated other comprehensive loss	(18,908)	(22,777)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	3,035,925	3,114,128
Noncontrolling interests – partially owned properties	38,748	42,409
Total equity	3,074,673	3,156,537

Total liabilities and equity	$7,538,441	$7,531,160

1.For purposes of calculating net asset value ("NAV") at June 30, 2021, the company excludes other assets of approximately $9.0 million related to net deferred financing costs on its revolving credit facility and the net value of in-place leases, as well as operating lease right of use assets disclosed above.
2.For purposes of calculating NAV at June 30, 2021, the company excludes other liabilities of approximately $38.3 million related to deferred revenue and fee income, as well as operating lease liabilities disclosed above.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Revenues
Owned properties	$199,623	$177,488	$418,067	$410,299
On-campus participating properties	5,221	4,101	14,179	14,810
Third-party development services	866	1,290	2,825	3,345
Third-party management services	2,811	2,668	6,172	6,497
Total revenues	208,521	185,547	441,243	434,951

Operating expenses (income)
Owned properties	95,703	85,749	189,694	178,223
On-campus participating properties	3,279	3,208	6,569	6,574
Third-party development and management services	5,000	4,977	10,387	11,184
General and administrative [1]	12,926	9,767	25,254	19,925
Depreciation and amortization	68,741	66,441	136,858	132,610
Ground/facility leases	3,435	2,893	6,643	6,962
Gain from disposition of real estate	—	—	—	(48,525)
Total operating expenses	189,084	173,035	375,405	306,953

Operating income	19,437	12,512	65,838	127,998

Nonoperating income (expenses)
Interest income	352	870	572	1,721
Interest expense	(29,240)	(27,168)	(58,217)	(54,951)
Amortization of deferred financing costs	(1,418)	(1,255)	(2,737)	(2,542)
Loss from extinguishment of debt [2]	—	—	—	(4,827)
Other nonoperating income	157	—	157	—
Total nonoperating expenses	(30,149)	(27,553)	(60,225)	(60,599)

(Loss) income before income taxes	(10,712)	(15,041)	5,613	67,399
Income tax provision	(341)	(381)	(681)	(760)
Net (loss) income	(11,053)	(15,422)	4,932	66,639
Net loss attributable to noncontrolling interests	1,651	2,078	1,284	872
Net (loss) income attributable to ACC, Inc. and Subsidiaries common stockholders	$(9,402)	$(13,344)	$6,216	$67,511
Other comprehensive income (loss)
Change in fair value of interest rate swaps and other	1,351	282	3,869	(9,519)
Comprehensive (loss) income	$(8,051)	$(13,062)	$10,085	$57,992

Net (loss) income per share attributable to ACC, Inc. and Subsidiaries common shareholders

Basic and Diluted	$(0.07)	$(0.10)	$0.04	$0.48

Weighted-average common shares outstanding

Basic	138,048,659	137,613,560	137,884,442	137,545,365

Diluted	138,048,659	137,613,560	139,139,383	138,652,106

1.The three months ended June 30, 2021 include $0.8 million related to the settlement of a litigation matter and $1.3 million in accelerated amortization of unvested restricted stock awards due to the pending retirement of the company's President in August 2021. The six months ended June 30, 2021 include an estimated $2.0 million related to the anticipated settlement of a litigation matter, $0.9 million in consulting, legal and other related costs incurred in relation to stockholder engagement activities in preparation for the company's 2021 annual stockholders' meeting, and $1.8 million in accelerated amortization of unvested restricted stock awards due to the pending retirement of the company's President in August 2021. The six months ended June 30, 2020 include $1.1 million related to the settlement of a litigation matter.
2.The six months ended June 30, 2020 amount represents the loss associated with the January 2020 redemption of the company's $400 million 3.35% Senior Notes originally scheduled to mature in October 2020.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations (“FFO”)
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net (loss) income attributable to ACC, Inc. and Subsidiaries common stockholders	$(9,402)	$(13,344)	$6,216	$67,511
Noncontrolling interests' share of net loss	(1,651)	(2,078)	(1,284)	(872)

Joint Venture ("JV") partners' share of FFO
JV partners' share of net loss	1,634	2,046	1,334	1,130
JV partners' share of depreciation and amortization	(1,902)	(1,927)	(3,794)	(3,892)
	(268)	119	(2,460)	(2,762)

Gain from disposition of real estate	—	—	—	(48,525)
Total depreciation and amortization	68,741	66,441	136,858	132,610
Corporate depreciation [1]	(706)	(885)	(1,455)	(1,774)
FFO attributable to common stockholders and OP unitholders	56,714	50,253	137,875	146,188

Elimination of operations of on-campus participating properties ("OCPPs")
Net loss (income) from OCPPs	1,135	2,206	(1,819)	(1,500)
Amortization of investment in OCPPs	(2,039)	(2,045)	(4,081)	(4,082)
	55,810	50,414	131,975	140,606
Modifications to reflect operational performance of OCPPs
Our share of net cashflow [2]	534	254	673	1,114
Management fees and other	294	244	802	827
Contribution from OCPPs	828	498	1,475	1,941

Elimination of loss from extinguishment of debt [3]	—	—	—	4,827
Elimination of litigation settlement expense [4]	833	—	2,033	1,100
Stockholder engagement and other proxy advisory costs [5]	—	—	914	—
Executive retirement charges [6]	1,299	—	1,837	—
Funds from operations-modified (“FFOM”) attributable to common stockholders and OP unitholders	$58,770	$50,912	$138,234	$148,474

FFO per share - diluted	$0.41	$0.36	$0.99	$1.05

FFOM per share - diluted	$0.42	$0.37	$0.99	$1.07

Weighted-average common shares outstanding - diluted	139,766,038	139,220,414	139,643,100	139,155,823

1.Represents depreciation on corporate assets not added back for purposes of calculating FFO.
2. 50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures which is included in ground/facility leases expense in the accompanying consolidated statements of comprehensive income.
3.The six months ended June 30, 2020 amount represents the loss associated with the January 2020 redemption of the company's $400 million 3.35% Senior Notes originally scheduled to mature in October 2020.
4.Represents expenses associated with the actual or estimated settlements of litigation matters that are included in general and administrative expenses in the accompanying consolidated statements of comprehensive income.
5.Represents consulting, legal, and other related costs incurred in relation to stockholder engagement activities in preparation for the company’s 2021 annual stockholders' meeting.
6.Represents accelerated amortization of unvested restricted stock awards due to the pending retirement of the company's President in August 2021.

Table 4
American Campus Communities, Inc. and Subsidiaries
Owned Properties Results of Operations1
(unaudited, dollars in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Owned properties revenues
Same store properties	$195,708	$177,391	$18,317	10.3%	$410,840	$407,312	$3,528	0.9%
New properties	3,915	97	3,818		7,227	286	6,941
Sold properties and other [2]	—	—	—		—	2,701	(2,701)
Total revenues	$199,623	$177,488	$22,135	12.5%	$418,067	$410,299	$7,768	1.9%
Owned properties operating expenses
Same store properties	$92,457	$84,890	$7,567	8.9%	$183,973	$175,955	$8,018	4.6%
New properties	3,175	811	2,364		5,579	1,150	4,429
Sold properties and other [2]	71	48	23		142	1,118	(976)
Total operating expenses	$95,703	$85,749	$9,954	11.6%	$189,694	$178,223	$11,471	6.4%
Owned properties net operating income (loss)
Same store properties	$103,251	$92,501	$10,750	11.6%	$226,867	$231,357	$(4,490)	(1.9%)
New properties	740	(714)	1,454		1,648	(864)	2,512
Sold properties and other [2]	(71)	(48)	(23)		(142)	1,583	(1,725)
Total net operating income	$103,920	$91,739	$12,181	13.3%	$228,373	$232,076	$(3,703)	(1.6%)

1.The same store grouping above represents properties owned and operating for both of the entire years ended December 31, 2021 and 2020, which are not conducting or planning to conduct substantial development, redevelopment, or repositioning activities, and are not classified as held for sale as of June 30, 2021. Includes the full operating results of properties owned through joint ventures in which the company has a controlling financial interest and which are consolidated for financial reporting purposes.
2.Includes one property sold in 2020, as well as professional fees related to the operation of consolidated joint ventures that are included in owned properties operating expenses in the accompanying consolidated statements of comprehensive income (refer to Table 2). Does not include the allocation of payroll and other administrative costs related to corporate management and oversight.

Table 5
American Campus Communities, Inc. and Subsidiaries
Outlook Summary (Q3 2021 and FY 2021) 1
(dollars in thousands, except share and per share data)

	Q3 2021 Guidance		FY 2021 Guidance
	Low	High	Low	High

Net (loss) income	$(19,900)	$(14,500)	$10,400	$29,900
Noncontrolling interests' share of net loss	(2,200)	(2,200)	(3,300)	(3,300)

Joint Venture ("JV") partners' share of FFO
JV partners' share of net loss	2,200	2,200	3,500	3,500
JV partners' share of depreciation and amortization	(1,900)	(1,900)	(7,700)	(7,700)
	300	300	(4,200)	(4,200)

Total depreciation and amortization	67,500	67,500	273,600	273,600
Corporate depreciation	(800)	(800)	(3,100)	(3,100)
FFO	44,900	50,300	273,400	292,900

Elimination of operations from on-campus participating properties ("OCPP")	(100)	(100)	(11,000)	(11,000)
Contribution from OCPPs	800	800	3,100	3,100
Elimination of litigation settlement expense [2]	—	—	2,000	2,000
Stockholder engagement and other proxy advisory costs [3]	—	—	900	900
Executive Retirement charges [4]	800	800	2,600	2,600
FFOM	$46,400	$51,800	$271,000	$290,500

Net (loss) income per share - diluted	$(0.14)	$(0.10)	$0.07	$0.21

FFO per share - diluted	$0.32	$0.36	$1.95	$2.09

FFOM per share - diluted	$0.33	$0.37	$1.93	$2.07

Weighted-average common shares outstanding - diluted	140,753,900	140,753,900	140,214,200	140,214,200

1.The company believes that the financial results for the three months ending September 30, 2021 and year ending December 31, 2021 may be affected by a number of factors. Such factors include:
•national and regional economic trends and events;
•the success of our leasing activities for the 2021-2022 academic year, which could be impacted as the COVID-19 pandemic continues to evolve;
•the level of lease terminations, rent refunds, and/or abatements granted to student and commercial tenants;
•economic hardship experienced by student and commercial tenants and its ultimate effect on rent collections and thus the provision for uncollectible accounts;
•canceled or delayed third-party development projects;
•reduced revenues at our third-party managed properties resulting in reduced third-party management fee income;
•the impact of any stimulus payments that may be received by the company, our tenants, and/or our University partners under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and any future similar governmental actions;
•any increase in, or reduction to, operating expenses as a result of COVID-19;
•the amount of leasing and related fees earned for the 2021-2022 and 2022-2023 academic years, which are affected by the timing and velocity of the company’s leasing process;
•the timing and amount of any acquisitions, dispositions or joint venture activity;
•interest rate risk;
•the timing of commencement and completion of construction on owned development projects;
•university enrollment, funding and policy trends;
•the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
•the outcome of legal proceedings arising in the normal course of business; and
•the finalization of property tax rates and assessed values in certain jurisdictions.
2.Represents expenses associated with the actual or estimated settlements of litigation matters that are included in general and administrative expenses in the accompanying consolidated statements of comprehensive income.
3.Represents consulting, legal, and other related costs incurred in relation to stockholder engagement activities in preparation for the company’s 2021 annual stockholders' meeting.
4.Represents accelerated amortization of unvested restricted stock awards due to the pending retirement of the company's President in August 2021.

Category: Earnings
CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000